UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2015, Kleanthis G. Xanthopoulos, Ph.D. resigned as our President and Chief Executive Officer and as a director, effective immediately. Dr. Xanthopoulos has also withdrawn himself as a nominee for director at our 2015 annual meeting of stockholders. In connection with his resignation, and subject to our receiving an effective release and waiver of claims from Dr. Xanthopoulos, Dr. Xanthopoulos will receive (1) a severance payment equal to 18 months of his base salary in effect at the time of his resignation, (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 18 months and (3) vesting acceleration of all outstanding options or other equity incentive awards held by Dr. Xanthopoulos that are subject to time-based vesting as of the time of his resignation. Half of the total amount of the severance payment described in (1) above will be paid in a lump sum payment and half of the total amount of the severance payment will be paid in equal installments over a 12-month period following Dr. Xanthopoulos’ resignation. In addition, subject to Dr. Xanthopoulos’ consent and our receipt of an effective release and waiver of claims from Dr. Xanthopoulos, the post-termination exercise period of all outstanding options held by Dr. Xanthopoulos will be extended to 180 days following the date of his resignation.

On June 1, 2015, Paul C. Grint, M.D., our Chief Medical Officer, was appointed to the position of President and Chief Executive Officer and as a director, effective immediately. Any shares voted by proxy for the election of Dr. Xanthopoulos as a director at our 2015 annual meeting of stockholders, scheduled to be held on June 10, 2015 at 9:00 a.m. local time at our principal executive offices, will instead be voted for the election of Dr. Grint, as substitute nominee.

Dr. Grint, age 57, served as our Chief Medical Officer from June 2014 until his appointment as our President and Chief Executive Office on June 1, 2015. From February 2011 to June 2014, Dr. Grint served as the President of Cerexa, Inc., a wholly-owned subsidiary of Forest Laboratories, Inc., a pharmaceutical company, where he was responsible for the oversight of anti-infective product development. Before that, Dr. Grint served as Senior Vice President of Research at Forest Research Institute, Inc., the scientific development subsidiary of Forest Laboratories, Inc., from January 2009 to February 2011, as Chief Medical Officer of Kalypsys, Inc., a biopharmaceutical company, from 2006 to 2008, and as Senior Vice President and Chief Medical Officer of Zephyr Sciences, Inc., a biopharmaceutical company, during 2006. Dr. Grint also previously served in similar executive level positions at Pfizer Inc., IDEC Pharmaceuticals Corporation, and Schering-Plough Corporation. Dr. Grint has served on the board of directors of Synedgen, a privately-held bio-pharmaceutical company, since December 2014. Dr. Grint also served on the Board of Directors of Illumina Inc. from April 2005 to May 2013. Dr. Grint received a B.S. in Medical Science from St. Mary’s Hospital in London and his medical degree from St. Bartholomew’s Hospital Medical College at the University of London. Dr. Grint is a Fellow of the Royal College of Pathologists, a member of numerous professional and medical societies, and the author or co-author of over 50 scientific publications. The Nominating and Corporate Governance Committee of our Board of Directors believes that Dr. Grint’s experience in drug development and in the biotechnology industry, as well as his service as an executive officer of our company, qualify him to serve on our Board of Directors.

On June 1, 2015, Neil W. Gibson, Ph.D. resigned as our Chief Scientific Officer, effective June 30, 2015. Until the effective date of his resignation, Dr. Gibson’s primary function will be to serve as President’s Fellow, which involves assisting Dr. Grint in assembling a new leadership team. In connection with his resignation, and subject to our receiving an effective release and waiver of claims from Dr. Gibson, Dr. Gibson will receive (1) a lump sum severance payment equal to 12 months of base salary in effect as of the time of his resignation, (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards subject to time-based vesting held by Dr. Gibson as of the effective date of his resignation. In addition, subject to Dr. Gibson’s consent and our receipt of an effective release and waiver of claims from Dr. Gibson, the post-termination exercise period of all outstanding options held by Dr. Gibson will be extended to 180 days following the effective date of his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2015	Regulus Therapeutics Inc.

	By:	/s/ David L. Szekeres
David L. Szekeres
Chief Business Officer and General Counsel